Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS THIRD QUARTER

AND YEAR-TO-DATE OPERATING RESULTS FOR FISCAL 2005

ISSAQUAH, Wash., May 26, 2005 — Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the third quarter (12 weeks) and the first thirty-six weeks of fiscal 2005, ended May 8, 2005.

Net sales for the third quarter of fiscal 2005 increased 10% to $11.75 billion from $10.67 billion during the third quarter of fiscal 2004. On a comparable warehouse basis, that is warehouses open at least a year, net sales increased 7%.

Net income for the third quarter of fiscal 2005 increased 6% to $209.8 million, or $.43 per diluted share, from $198.7 million, or $.42 per diluted share, during the third quarter of fiscal 2004.

Net sales for the first thirty-six weeks of fiscal 2005 increased 10% to $35.50 billion from $32.31 billion during the first thirty-six weeks of fiscal 2004. Comparable warehouse sales during the first thirty-six weeks of fiscal 2005 increased 7% over the prior year’s level.

Net income for the first thirty-six weeks of fiscal 2005 increased 21% to $708.4 million, or $1.45 per diluted share, compared to net income for the first thirty-six weeks of fiscal 2004 of $585.6 million, or $1.23 per diluted share. In the second quarter of fiscal 2005, the Company realized a one-time $52.1 million income tax benefit that resulted primarily from the settlement of a transfer pricing dispute between the United States and Canada; and also recorded a one-time cumulative pretax non-cash charge of $16.0 million ($10.0 million after tax) related to an adjustment to its method of accounting for certain leases. The net effect of these two items positively impacted the Company’s second quarter and year-to-date earnings figures by $42.1 million, or $0.08 per share. Without the impact of the $52.1 million income tax benefit and the $16.0 million ($10.0 million after-tax) cumulative charge to preopening expenses, net income for the first thirty-six weeks of fiscal 2005 would have been $666.3 million or $1.36 per share, reflecting a 14% increase in net income over the first thirty-six weeks of the prior year and an income tax rate for the first thirty-six weeks of 37.50%.

Reported net sales were reduced by the implementation of Emerging Issues Task Force Issue No. 03-10 (“EITF 03-10”), “Application of Issue No. 02-16 by Resellers to Sales Incentives Offered to Consumers by Manufacturers,” which was effective at the beginning of the Company’s fiscal 2004 third quarter, February 16, 2004. EITF 03-10, which primarily impacts Costco’s vendor coupon and rebate programs, reduces net sales and merchandise costs by an equal amount and, therefore, does not affect the Company’s consolidated gross profit or net income. Sales for the twelve-week third quarters are on a comparable after-coupon basis; however, had EITF 03-10 been in effect for the comparable 36-week reporting period in fiscal 2004, the reported net sales increase relative to that period this year would have been 11 percent; and the comparable sales increase for the 36-week reporting period would have been 8 percent.

Costco currently operates 452 warehouses, including 334 in the United States and Puerto Rico, 64 in Canada, 15 in the United Kingdom, five in Korea, four in Taiwan, five in Japan and 25 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open eight to ten additional new warehouses prior to the end of its fiscal year 2005 on August 28, 2005.

A conference call to discuss these third quarter results is scheduled for 8:00 a.m. (PDT) today, May 26, 2005, and is available via a webcast on www.costco.com (click on Customer Service, then About Costco and lastly Webcasts).

Issaquah Home Office • 999 Lake Drive • Issaquah, WA 98027-5367 • (425) 313-8100

Certain statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects, or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business spending patterns and debt levels, rising costs associated with employees (including health care and workers’ compensation costs), conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, and other risks identified from time to time in the Company’s public statements and reports filed with the SEC.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	12 Weeks Ended		36 Weeks Ended
	May 8, 2005	May 9, 2004	May 8, 2005	May 9, 2004
REVENUE
Net sales	$11,747,113	$10,672,737	$35,499,635	$32,312,773
Membership fees	249,787	224,502	733,345	654,918

Total revenue	11,996,900	10,897,239	36,232,980	32,967,691
OPERATING EXPENSES
Merchandise costs	10,503,661	9,540,312	31,692,212	28,862,411
Selling, general and administrative	1,164,625	1,050,728	3,481,433	3,167,746
Preopening expenses	9,475	4,552	42,856	18,893
Provision (income) for impaired assets and closing costs	3,000	(8,500)	9,800	(1,500)

Operating income	316,139	310,147	1,006,679	920,141
OTHER INCOME (EXPENSE)
Interest expense	(8,476)	(9,004)	(27,098)	(25,740)
Interest income and other	30,159	14,188	70,528	35,163

INCOME BEFORE INCOME TAXES	337,822	315,331	1,050,109	929,564
Provision for income taxes	128,034	116,673	341,716	343,939

NET INCOME	$209,788	$198,658	$708,393	$585,625

NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE:
Basic	$0.44	$0.43	$1.50	$1.28

Diluted	$0.43	$0.42	$1.45	$1.23

Shares used in calculation (000’s)
Basic	478,248	459,074	472,765	458,311
Diluted	493,282	482,485	492,247	481,395

Dividends per share	$0.115	$0.10	$0.315	$0.10